SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant []

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              Microlog Corporation
     -----------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined)

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary proxy materials.

          ----------------------------------------------------------------------


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

          ----------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement no.:

          ----------------------------------------------------------------------
     (3)  Filing Party:

          ----------------------------------------------------------------------
     (4)  Date Filed:
                                  May 20, 1999
          ----------------------------------------------------------------------

[MICROLOG CORPORATION LOGO OMITTED]


                                                                    May 12, 1999

Dear Shareholder:

     You are cordially invited to attend the 1999 Annual Meeting of Shareholders of Microlog Corporation (the "Company") to be held June 21, 1999, at 10:00 a.m., at the Gaithersburg Hilton, 620 Perry Parkway, Gaithersburg, Maryland, 20877, in the Rockville-Potomac Suites.

     The Annual Meeting has been called for the following purposes:

     (1)  to elect one director to serve a full term of three years;

     (2) to consider and vote upon a proposed amendment (the "Employee Plan Amendment") to the Company's 1995 Stock Option Plan (the "Employee Plan"), which would increase from 1,000,000 to 1,600,000 the number of shares of Common Stock reserved for issuance upon the exercise of options granted under the Plan;

     (3) to consider and vote upon a proposed amendment (the "Director Plan Amendment") to the Company's 1989 Non-Employee Director Non-Qualified Stock Option Plan (the "Director Plan") which would add an additional annual stock option grant to each Non-Employee Director of 6,000 shares (or pro-rata portion thereof) so long as Non-Employee Directors are serving on the Company's Board of Directors without monetary compensation; and

     (4) to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     The Board of Directors of Microlog Corporation unanimously recommends that you vote "FOR" proposals (1), (2), and (3) to be considered at the Annual Meeting.

     Your vote is important, regardless of the number of shares you own. On behalf of the Board of Directors, I urge you to vote, sign, date, and return the enclosed proxy form as soon as possible, even if you plan to attend the Annual Meeting. Signing this proxy will not prevent you from voting in person should you be able to attend the meeting. Signing the proxy will assure that your vote is counted if, for any reason, you are unable to attend.

                                                         Sincerely yours,

                                                         /s/ David B. Levi

                                                         David B. Levi
                                                         President and
                                                         Chief Executive Officer

                              MICROLOG CORPORATION

                              20270 Goldenrod Lane
                            Germantown, MD 20876-4070
                                 (301) 428-9100

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS;
                            TO BE HELD JUNE 21, 1999

NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Shareholders of Microlog Corporation (the "Company") will be held on June 21, 1999, at 10:00 a.m., local time, at the Gaithersburg Hilton, 620 Perry Parkway, Gaithersburg, Maryland, 20877, for the following purposes:

     (1)  to elect one director to serve for a full term of three years;

     (2) to consider and vote upon a proposed amendment (the "Employee Plan Amendment") to the Company's 1995 Stock Option Plan (the "Employee Plan"), which would increase from 1,000,000 to 1,600,000 the number of shares of Common Stock reserved for issuance upon the exercise of options granted under the Plan;

     (3) to consider and vote upon a proposed amendment (the "Director Plan Amendment") to the Company's 1989 Non-Employee Director Non-Qualified Stock Option Plan (the "Director Plan") which would add an additional annual stock option grant to each Non-Employee Director of 6,000 shares (or pro-rata portion thereof) so long as Non-Employee Directors are serving on the Company's Board of Directors without monetary compensation; and

     (4) to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Pursuant to the By-Laws of the Company, the Board of Directors has fixed April 29, 1999 as the record date for the Annual Meeting with respect to this solicitation. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

In the event there are not sufficient votes to approve one or more of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

                                           By Order of the Board of Directors,

                                           /s/ David B. Levi

                                           David B. Levi
                                           President and Chief Executive Officer

Germantown, Maryland
May 12, 1999

PLEASE FILL OUT, DATE, AND SIGN THE ENCLOSED PROXY FORM AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES PERSONALLY AT THE MEETING.

                              MICROLOG CORPORATION

                              20270 GOLDENROD LANE
                            GERMANTOWN, MD 20876-4070
                                 (301) 428-9100

                       ----------------------------------
                                 PROXY STATEMENT
                       ----------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 21, 1999

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Microlog Corporation, a Virginia corporation (the "Company"), for use at the 1999 Annual Meeting of Shareholders to be held on June 21, 1999 at 10:00 a.m., local time, at the Gaithersburg
Hilton, 620 Perry Parkway, Gaithersburg, Maryland, 20877, and at any adjournments or postponements thereof (the "Annual Meeting").

     The Annual Meeting is being called for the following purposes:

     (1)  to elect one director to serve for a full term of three years;

     (2) to consider and vote upon a proposed amendment (the "Employee Plan Amendment") to the Company's 1995 Stock Option Plan (the "Employee Plan"), which would increase from 1,000,000 to 1,600,000 the number of shares of Common Stock reserved for issuance upon the exercise of options granted under the Plan;

     (3) to consider and vote upon a proposed amendment (the "Director Plan Amendment") to the Company's 1989 Non-Employee Director Non-Qualified Stock Option Plan (the "Director Plan") which would add an additional annual stock option grant to each Non-Employee Director of 6,000 shares (or pro-rata portion thereof) so long as Non-Employee Directors are serving on the Company's Board of Directors without monetary compensation; and

     (4) to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     Record holders of the Company's common stock, par value $.01 per share ("Common Stock"), at the close of business on April 29, 1999, the record date, are entitled to notice of, and to vote at, the Annual Meeting. As of April 29, 1999, there were outstanding 4,294,285 shares of Common Stock. Each shareholder will be entitled to one vote for each share of Common Stock held at the close of business on the record date. At the Annual Meeting, votes will be counted by written ballot.

     This Proxy Statement, and the accompanying notice of the Annual Meeting and proxy form, will first be sent or given to shareholders on or about May 21, 1999. The Company's Annual Report to Shareholders for the fiscal year ended October 31, 1998 accompanies this Proxy Statement.

     The shares of Common Stock represented by valid proxies received by the Company in time for the Annual Meeting will be voted as specified in such proxies. Executed but unmarked proxies will be voted:

     (1)  FOR the election of the Board of Directors' nominee for director;

     (2)  FOR the proposed Employee Plan Amendment;

     (3)  FOR the proposed Director Plan Amendment.

     If any other matters properly come before the Annual Meeting, the persons named as proxies will, unless the shareholder otherwise specifies in the proxy, vote upon such matters as determined by a majority of the Board of Directors.

     The election of the Board of Directors' nominee for director will require the affirmative vote of a plurality of the shares entitled to vote in the election of directors. The Employee Plan Amendment requires the approval of the holders of a majority of the votes present and entitled to vote thereon at the Annual Meeting, at which a quorum representing a majority of all outstanding voting stock is, either in person or by proxy, present and voting on the amendment. The Director Plan Amendment requires the affirmative vote of the holders of a majority of the shares of Common Stock of the Company entitled to vote thereon and who vote in person or by proxy at the Annual Meeting. In order to approve the transaction of any other business as may properly come before the Annual Meeting, or any adjournments or postponements thereof, the votes cast at the Annual Meeting approving the action must exceed the votes cast opposing the action. Abstentions and broker non-votes will not be counted as either approving or opposing the action.

     Any shareholder giving a proxy has the right to revoke it at any time before it is exercised by attending the Annual Meeting and voting in person or by delivering to the Secretary of the Company at 20270 Goldenrod Lane, Germantown, MD 20876-4070, a written notice of revocation or duly executed proxy bearing a later date.

     The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone, facsimile, or telegraph by officers, directors, and employees of the Company who will not be specially compensated for such solicitation activities. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries for forwarding solicitation materials to the beneficial owners of such shares held of record by such persons, and the Company will reimburse such persons for their reasonable expenses incurred in connection therewith.

     The Company is required to file an Annual Report on Form 10-K for the fiscal year ended October 31, 1998 with the Securities and Exchange Commission ("SEC"). Shareholders can obtain, free of charge, a copy of such Annual Report by writing to Microlog Corporation, 20270 Goldenrod Lane, Germantown, MD 20876-4070, Attention: Corporate Secretary.

              STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     The following table sets forth information as of April 29, 1999 with respect to the ownership of shares of Common Stock by (i) owners of more than 5% of the Company's outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each of the named executive officers of the Company, and (iv) all directors and officers of the Company as a group. The information is based on the most recent filings with the SEC by such persons or upon information provided by such persons to the Company. Unless otherwise indicated, the persons shown in the table are believed to have sole voting and investment power with respect to the entire number of shares reported.

Name and Address of                                  Number of Shares                          Percentage of
Beneficial Owner (1)                                 Beneficially Owned                        Ownership (2)
--------------------                                 ------------------                        -------------
Hathaway & Associates, Ltd                                    373,000                                  8.7%
119 Rowayton Avenue
Rowayton, Connecticut 06853

Joe J. Lynn                                                   310,000                                  7.2%
20270 Goldenrod Lane
Germantown, MD  20876-4070

Richard A. Thompson                                           222,000 (3)                              5.0%
20270 Goldenrod Lane
Germantown, MD  20876-4070

Steven R. Delmar                                              112,300 (4)                              2.6%
20270 Goldenrod Lane
Germantown, MD  20876-4070

Deborah M. Grove                                               53,711 (5)                              1.2%
20270 Goldenrod Lane
Germantown, MD  20876-4070

David M. Gische                                                48,000 (6)                              1.1%
20270 Goldenrod Lane
Germantown, MD  20876-4070

John C. Mears                                                  44,000 (7)                              1.0%
20270 Goldenrod Lane
Germantown, MD  20876-4070

Robert E. Gray, Jr.                                            35,520 (8)                                 *
20270 Goldenrod Lane
Germantown, MD  20876-4070

David B. Levi                                                  12,000 (9)                                 *
20270 Goldenrod Lane
Germantown, MD  20876-4070

All officers and directors as
a group (10 persons)                                          821,081 (10)                            17.6%

----------

*    Less than 1% of the shares outstanding.

(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner of a security for purposes of the Rule if he or she has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. As used herein, "voting power" is the power to vote or direct the voting of shares, and "investment power" is the power to dispose or direct the disposition of shares.

(2) For the purpose of computing the percentage of ownership of each beneficial owner, any securities which were not outstanding but which were subject to options, warrants, rights, or conversion privileges held by such beneficial owner exercisable within 60 days were deemed to be outstanding in determining the percentage owned by such person but are not deemed outstanding in determining the percentage owned by any other person.

(3) Includes 190,000 shares that may be acquired by Mr. Thompson within 60 days of the record date upon the exercise of stock options and approximately 25,000 shares in a 401k Plan. The percentage of ownership has been rounded up to 5.0%, but Mr. Thompson is not, as of the date hereof, the beneficial owner of 5% or more of the Common Stock.

(4) Includes 59,000 shares that may be acquired by Mr. Delmar within 60 days of the record date upon the exercise of stock options and approximately 24,300 shares in a 401k Plan. Does not include 6,000 shares that may be acquired by Mr. Delmar more than 60 days after the record date upon the exercise of stock options.

(5) Includes 21,000 shares that may be acquired by Ms. Grove within 60 days of the record date upon the exercise of stock options. Does not include 24,000 shares that may be acquired by Ms. Grove more than 60 days after the record date upon the exercise of stock options.

(6) Includes 35,000 shares that may be acquired within 60 days of the record date upon the exercise of stock options. Includes 3,000 shares held by Mr. Gische's spouse. Mr. Gische disclaims beneficial ownership of such shares.

(7) Includes 16,000 shares that may be acquired by Mr. Mears within 60 days of the record date upon the exercise of stock options and approximately 28,000 shares in a 401k Plan. Does not include 59,000 shares that may be acquired by Mr. Mears more than 60 days after the record date upon the exercise of stock options.

(8) Includes 25,000 shares that may be acquired within 60 days of the record date upon the exercise of stock options that have been granted. Includes 6,500 shares held by Mr. Gray's spouse. Mr. Gray disclaims beneficial ownership of such shares.

(9) Includes 12,000 shares that may be acquired by Mr. Levi within 60 days after the record date upon the exercise of stock options. Does not include 6,000 shares that may be acquired by Mr. Levi more than 60 days after the record date upon the exercise of stock options.

(10) Includes 368,550 shares that may be acquired within 60 days of the record date upon the exercise of stock options. Does not include 173,100 shares that may be acquired more than 60 days after the record date upon the exercise of stock options.

                            MATTERS TO BE ACTED UPON

                              ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

     The By-Laws of the Company currently provide that the membership of the Board be divided into three classes. The Board of Directors currently consists of six director positions with each class having two directors. The term of only one class of directors expires each year, and their successors are elected for a term of three years and until their successors are duly elected and qualified. Any director appointed to fill any vacancy occurring on the Board of Directors, including any vacancy created by an increase in the number of directors, shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or in which the vacancy occurred. There is currently one vacancy on the Board.

     At the Annual Meeting, one director will be elected to a three-year term. The director nominee, Joe J. Lynn, currently is serving as a director and has indicated his willingness to continue serving if elected.

     The remaining directors are David M. Gische and David B. Levi who were elected at the 1998 Annual Meeting of Shareholders to three-year terms expiring in 2001, and Robert E. Gray, Jr., who was elected at the 1997 Annual Meeting of Shareholders to a three-year term expiring in 2000. Richard A. Thompson, a director of the Company since September 1992, resigned as President and Chief Executive Officer of the Company earlier this year and will not stand for reelection as director at this year's Annual Meeting. With the resulting expiration of Mr. Thompson's current term as a director, there will be two vacancies on the Board following the Annual Meeting, and the Board is presently searching for suitable candidates to fill such vacancies.

     The following table provides information as to the nominees for director positions of the Company, and as to directors whose terms in office will continue.

                                                               EXPIRATION
NAME                                    AGE                     OF TERM
----                                    ---                    ----------

NOMINEES
--------

Joe J. Lynn                              67                      2002

CONTINUING DIRECTORS
--------------------

Robert E. Gray, Jr.                      57                      2000
David M. Gische                          49                      2001
David B. Levi                            66                      2001


     JOE J. LYNN presently serves as a part-time consultant to the Company, having retired from his position as Chief Development Officer of the Company, in which he served from January 1, 1997 through January 15, 1998. Previously, Mr. Lynn was Chief Executive Officer of the Company from May 1, 1991 through January 1, 1997 and President of the Company from October 1989 to June 1992, and prior thereto he served as Executive Vice President of the Company and as President of the Company's subsidiary, Microlog Corporation of Maryland. He has been a director of the Company since its formation in 1969. From 1966 until 1970, Mr. Lynn was employed as a manager with DBA Systems, Inc. From 1961 to 1966, he served as a manager at the Kennedy Space Flight Center for RCA, which is presently a subsidiary of General Electric Company.

     ROBERT E. GRAY, JR. has been a director of the Company since 1977. He is currently Executive Vice President of Prosperity Bank and Trust, in Springfield, Virginia. Mr. Gray was appointed to Prosperity Bank and Trust's Board of Directors in December 1997. He was employed by Hallmark Bank & Trust Co. from 1985 to 1992 - as Director and Executive Vice President from 1989 to 1992, and prior thereto as Senior Vice President and Chief Lending Officer. From 1992 to 1993, he served as Senior Vice President of Suburban Bank of Virginia, NA in McLean, Virginia.

     DAVID M. GISCHE has been a director of the Company since April 1985. Mr. Gische, an attorney, has been associated with the law firm of Ross, Dixon & Bell in Washington, D.C. since November 1983. From September 1978 until November 1983, Mr. Gische was associated with the Washington, D.C. law firm of Hogan & Hartson LLP, counsel to the Company.

     DAVID B. LEVI has been a director of the Company since December 1997 and was appointed President and Chief Executive Officer of the Company on an interim basis in March 1999. Since November, 1998, Mr. Levi also has served as a consultant to the Company. Mr. Levi served as President of Natural MicroSystems Corporation, a provider of hardware and software for developers of high-value telecommunications solutions from June 1991 to April 1995. In November 1995, Mr. Levi became President of Voice Processing Corp. (VPC). and Mr. Levi served as Chief Operating Officer of VCS until his retirement in October 1997. Prior to
1991, Mr. Levi held Chief Executive Officer and Chief Operating Officer positions at Raytheon Data Systems (a division of Raytheon Corp.), Centronics Data Computer Corp., and Raster Technologies, Inc., and consulted to Regional Bell Operating Companies.

     During fiscal year 1998, there were seven meetings including regularly scheduled and special meetings of the Board of Directors. All directors attended more than 75% of such meetings.

     The Board has an Audit Committee and a Compensation Committee, but does not have a Nominating Committee. The Audit and Compensation committees each consist of Messrs. Gische and Gray. Mr. Levi served on these committees until November 1998, when he became a consultant to the Company.

     The Audit Committee is primarily responsible for approving the services performed by the Company's independent accountants. The Audit Committee met two times during fiscal year 1998. Each member of the Audit Committee attended this meeting.

     The function of the Compensation Committee is to make recommendations to the Board of Directors with respect to the compensation of certain officers and employees, including the executive officers, and the granting of stock options to officers and employees. The Compensation Committee met six times during fiscal year 1998. Each member of the Compensation Committee attended these meetings.

                                   MANAGEMENT

     The executive officers of the Company, and their respective ages as of April 29, 1999, are as follows:

NAME                             AGE                OFFICES AND POSITIONS HELD
----                             ---                --------------------------
David B. Levi                     66                President, Chief Executive Officer and
                                                    Director*

Steven R. Delmar                  43                Executive Vice President and Chief
                                                    Financial Officer

John C. Mears                     45                Senior Vice President Product
                                                    Development

Deborah M. Grove                  46                President of subsidiary, Old Dominion
                                                    Systems Incorporated of Maryland

----------

* Following the resignation of Richard A. Thompson as President and Chief Executive Officer in March 1999, David B. Levi was appointed President and Chief Executive Officer of the Company on an interim basis while the Company searches for a successor to Mr. Thompson.

     Steven R. Delmar has been Executive Vice President of the Company since October 1989 and was President of Microlog Corporation of Maryland, a wholly-owned subsidiary of the Company, from May 1991 to July 1992. Mr. Delmar was Microlog's Chief Financial Officer from January 1987 to May 1991. He served as Chief Operating Officer of Microlog (rather than Chief Financial Officer) from May 1991 until July 1992, and, following the hiring of Mr. Thompson as President and Chief Operating Officer, Mr. Delmar resumed his position as Chief Financial Officer. He was Vice President of the Company from January 1987 to October 1989. Since 1979, Mr. Delmar has held various offices with the Company and its subsidiaries, including Assistant Comptroller, Comptroller, General Manager and Vice President. A certified public accountant, Mr. Delmar held accounting positions with Bechtel Power Corporation, a commercial construction firm, and the Veterans Administration prior to his employment with Microlog.

     Deborah M. Grove became President of Old Dominion Systems Incorporated of Maryland, a wholly-owned subsidiary of the Company, in May 1991. From 1983 until May 1991, Ms. Grove was Vice President of Old Dominion Systems Incorporated of Maryland and from 1985 until May 1991, Vice President of Old Dominion Services, Inc. Ms. Grove holds a Master of Science degree in Business and Finance and a Bachelor of Science degree in Business Administration.

     John C. Mears has been the Senior Vice President Product Development for Microlog since August 1996. Mr. Mears was with International Business Machines
(IBM) from 1990 to 1996 in key management positions associated with their IVR, CTI, and Network product departments. From 1978 to 1990 he held various technical, business development, and management positions in multiple divisions of IBM. Mr. Mears holds both a bachelor's and master's degree in electrical engineering from the University of Florida.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the fiscal years ending October 31, 1996, 1997, and 1998, the salary, bonus, and certain other forms of compensation paid or accrued for those years by the Company and its subsidiaries to the Chief Executive Officer and each of the three other executive officers whose salary and bonus compensation exceeded $100,000 in fiscal 1998 ("named executive officers").


                           SUMMARY COMPENSATION TABLE

                                                      Annual Compensation              Long Term Compensation
                                                      -------------------              ----------------------
                                                                                          Awards          Payouts
                                                                                          ------          -------
                                                                                              Securities
                                                                                   Restricted Underlying
                                                                    Other Annual   Stock       Options/   LTIP       All Other
                                    Fiscal     Salary     Bonus     Compensation   Award(s)      SARs     Payouts   Compensation
   Name and Principal Position       Year      ($)(a)       ($)        ($)(b)         ($)        (#)        ($)        ($)(c)
----------------------------------- -------- ------------ --------- -------------- ---------- ----------- --------- -------------
Richard A. Thompson*                 1998      215,000                  22,952                                         11,491
President and Chief                  1997      181,664                  23,952                                         12,035
Executive Officer                    1996      164,994    31,500        16,341                150,000(d)               13,000

Steven R. Delmar                     1998      165,006                   6,855                                         11,443
Executive Vice President             1997      143,333                   9,479                                         10,618
and Chief Financial Officer          1996      135,000    25,500         8,861                                         10,555

Deborah M. Grove                     1998      135,013                  23,674                                         10,525
President of subsidiary,             1997      123,334    10,000        18,332                                          9,732
Old Dominion Systems                 1996      115,003    23,500        12,609                                          9,117
Incorporated of Maryland

Joe J. Lynn                          1998      160,158                  25,288                                          4,172
Retired Chairman of the Board        1997      191,671                  16,489                                         11,424
and Chief Development Officer        1996      184,206    24,500        22,410                                         10,908

John Mears (e)                       1998      135,013                   7,000                                         10,281
Senior Vice President Product
Development


(a)  Includes deferred compensation and consulting fees.

     For fiscal 1998, 1997, and 1996 Mr. Lynn's deferred compensation included in his salary was $14,679, $15,188, and $14,200, respectively. Also included in the 1998 compensation is deferred compensation that was earned in his account of $20,509. Mr. Lynn retired in January 1998. The amounts shown in the table include consulting fees from January 1998 through the end of the fiscal year of $90,576.

(b) Other annual compensation consists primarily of reimbursements under the Company's Executive Medical Reimbursement Plan, paid personal and vacation leave, and personal use of automobiles.

(c) All other compensation consists of 401k matching contributions and pension plan contributions. For fiscal 1998 Mr. Thompson's 401k matching and pension contributions were $1,891, and $9,600 respectively. For fiscal 1998 Mr. Delmar's 401k matching and pension contributions were $1,843, and $9,600 respectively. For fiscal 1998 Ms. Grove's 401k matching and pension contributions were $1,801, and $8,724 respectively. For fiscal 1998 Mr. Lynn's 401k matching and pension contributions were $646, and $3,526 respectively.

(d) Mr. Thompson also received options to purchase 100,000 additional shares based upon achieving certain targets; such targets were not met and the options expired.

(e) Mr. Mears became an executive officer following determination of the Board in January 1999. His salary for 1999 had been set at $165,000, but Mr. Mears agreed to a 5% reduction in such salary effective May 1, 1999, in exchange for a grant of options to purchase 8,000 shares of common stock, of which 4,000 shares would vest in 2001. Including this option to purchase 8,000 shares, Mr. Mears has received stock options in fiscal 1999 of 38,000 shares.

----------
* Mr. Thompson resigned his offices in March 1999 and Mr. David B. Levi, a director of the Company, was appointed President and Chief Executive Officer on an interim basis.

   STOCK OPTIONS

     The following table contains information with respect to grants of stock options to each of the named executive officers during the fiscal year ended October 31, 1998. All such grants were made under the Employee Plan.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                  Potential
                                                                                             Realizable Value at
                                                    Individual Grants                           Assumed Annual
                             -------------------------------------------------------------   Rates of Stock Price
                                                  % of Total                                   Appreciation for
                                                Options Granted                                 Option Term (a)
                               Number of         to Employees      Exercise    Expiration    --------------------
                             Options Granted    in Fiscal Year   Price ($/sh)     Date        5% ($)      10% ($)
                             ---------------    --------------   ------------     ----    -----------     -------
Richard A. Thompson* (b)                0                0%          $0.000        N/A            $0          $0
Steven R. Delmar (b)                    0                0%          $0.000        N/A            $0          $0
Deborah M. Grove (b)               10,000              0.9%          $0.9375      2008        $7,925     $18,225
John Mears (b)                     30,000              2.9%          $0.9375      2008       $23,775     $54,675

----------
(a) Share prices for Mr. Thompson, assuming a 5% and 10% annual appreciation at the end of the term of his option, are $0 and $0, respectively; share prices for Mr. Delmar, assuming a 5% and 10% annual appreciation at the end of the term of his option, are $0 and $0 respectively; share prices for Ms. Grove, assuming a 5% and 10% annual appreciation at the end of the term of her option, are $1.73 and $2.76, respectively, and shares prices for Mr. Mears, assuming a 5% and 10% annual appreciation at the end of the term of his option, are $1.73 and $2.76, respectively.

(b) These options vest over a five year period with 20% vesting at the end of each year.

----------
* Mr. Thompson resigned his offices in March 1999 and Mr. David B. Levi, a director of the Company, was appointed President and Chief Executive Officer on an interim basis.

     The following table provides information concerning the exercise of stock options by the named executive officers during fiscal 1998.


                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                         YEAR, AND FY-END OPTION VALUES

                                                                      Number of Securities     Value of Unexercised
                                                                           Underlying        In-the Money Options at
                                                                       Unexercised Options          FY-End ($)
                                                                          at FY End (#)

                               Shares Acquired          Value             Exercisable/             Exercisable/
            NAME               on Exercise (#)       Realized ($)         Unexercisable         Unexercisable (a)
            ----               ---------------       ------------         -------------         -----------------
Richard A. Thompson*                  0                   0             190,000 / 40,000               $0 / $0

Deborah M. Grove                      0                   0              19,000 / 16,000             $625 / $0

Steven R. Delmar                      0                   0              59,000 /  6,000               $0 / $0

John Mears                            0                   0              12,000 / 33,000               $0 / $0

----------
(a) Calculations based on closing price of stock of $1.0625 on October 31, 1998.

----------
* Mr. Thompson resigned his offices in March 1999 and Mr. David B. Levi, a director of the Company, was appointed President and Chief Executive Officer on an interim basis.

REPORT ON STOCK OPTION REPRICING

                       10-YEAR OPTION REPRICING TABLE (1)

                                                                           Original
                                            Number of                      Exercise
                                              Shares       Per Share       Price per
                                            underlying    Market Price     Share at     New Exercise   Length of original
                                Date         options       at Time of       Time of       Price Per        Option Term
          Name                   Of          repriced      Repricing       Repricing        Share       Remaining at date
      And Position           Repricing         (#)            ($)             ($)            ($)        of Repricing (2)
-------------------------- --------------- ------------- --------------- -------------- -------------- --------------------
Richard A. Thompson,*      August 14, 1998   100,000        $1.6250         $4.3750        $1.6250             84
President and CEO          August 14, 1998    50,000        $1.6250         $5.5000        $1.6250             87

Steven R. Delmar,          August 14, 1998    50,000        $1.6250         $1.7500        $1.6250             26
Exec. V.P. and CFO         August 14, 1998    15,000        $1.6250         $4.3750        $1.6250             84

John C. Mears,             August 14, 1998    25,000        $1.6250         $6.0000        $1.6250             95
Senior Vice President      August 14, 1998    10,000        $1.6250         $6.0000        $1.6250             99
Product Development        August 14, 1998    10,000        $1.6250         $6.0625        $1.6250             111

Deborah M. Grove,          August 14, 1998    15,000        $1.6250         $4.3750        $1.6250              84
President, Old Dominion    August 14, 1998    10,000        $1.6250         $6.0625        $1.6250             111
Systems Incorporated of
Maryland

----------

(1) Under regulations adopted by the SEC, repriced options are defined as any option for which the exercise price has been adjusted or amended through any amendment, cancellation or replacement grants, or by any other means. Except where otherwise noted, all options listed in this table were granted pursuant to a repricing of options on August 14, 1998.

(2) In months, rounded to the nearest full month period. The vesting schedules of all repriced options appearing in this table are the same as the vesting schedules of the original options. Thus, the lengths of the original option terms remaining at the time of repricing appearing in this column equal the lengths of the terms remaining on each repriced option as of the date of repricing.

----------
* Mr. Thompson resigned his offices in March 1999 and Mr. David B. Levi, a director of the Company, was appointed President and Chief Executive Officer on an interim basis.


COMPENSATION COMMITTEE REPORT ON STOCK OPTION REPRICING

     On August 14, 1998, the Compensation Committee approved and effected, on the terms described below, the repricing of certain outstanding stock options granted pursuant to the Company's 1995 Stock Option Plan and held by the executive officers of the Company listed in the table above. The overall purpose of the Company's 1995 Stock Option Plan has been to attract and retain the services of the Company's employees and to provide incentives to such persons to exert exceptional efforts for the Company's success. Because of the decline in the price of the Company's Common Stock, the intended incentives of the 1995 Stock Option Plan to existing employees of the Company had diminished significantly. Even more importantly, the Company uses stock options as a significant element of compensation, and believes that having an effective option program is integral to its ability to retain employees and executives and attract new ones to have an effective option program. The Compensation Committee concluded that the decline in the market value of the Company's Common Stock had diminished the value of the Company's stock option program as an element of the Company's compensation arrangements, and that it was important to preserve this element by maintaining the option value. To provide the intended incentive to, and retain the services of, existing employees during a critical period for the Company, the Compensation Committee determined to reprice certain outstanding stock options, including those held by the executive officers listed in the table above. Accordingly, the Compensation Committee approved the repricings dated August 14, 1998 set forth in the table above. As shown above, the exercise price of the repriced options is $1.625 per share, which was the market price of the Company's Common Stock at the date of repricing. Except for the exercise price, the terms and conditions of the repriced options are substantially the same as the terms and conditions of the original options, including the repriced options' respective grant dates and vesting schedules.

            Compensation Committee Report on Stock Option Repricings
             Submitted by the Members of the Compensation Committee:

              David M. Gische , Robert E. Gray, Jr., David B. Levi*

----------
* Mr. Levi ceased to serve on the Compensation Committee effective November 1998, when he became a consultant to the Company, but he concurs with the report of the Compensation Committee set forth above. Mr. Levi was appointed interim President and Chief Executive Officer in March 1999.

EMPLOYMENT, DEFERRED COMPENSATION AND CONSULTING AGREEMENTS

     Until Mr. Thompson's resignation as President and Chief Executive Officer in March 1999, the Company was a party to an employment agreement with Mr. Thompson. The agreement provided for employment of Mr. Thompson through December 31, 1999. Mr. Thompson's annual salary under his employment agreement was subject to increase and discretionary bonuses each year as determined by the Board of Directors. The employment contract entitled Mr. Thompson to certain fringe benefits, including insurance coverage and various executive perquisites. Upon termination of employment without cause, the existing base salary, plus all benefits, were required to be paid in monthly installments for the remainder of the term of the agreement or, in certain cases, for twelve months. The employment agreement also entitled Mr. Thompson to continue to serve as a director of the Company for so long as he continues to be an officer of the Company.

     Following his resignation, the Company entered into a separation agreement and general release with Mr. Thompson. This agreement entitles Mr. Thompson to the severance specified in his employment agreement, continuation of his vested stock options for their full term and the continued use of some Company business materials and equipment. Mr. Thompson has provided the Company with a release and agreed to provide consulting services to the Company, to the extent requested by the Company, for the remainder of the term for which he receives severance compensation.

     The Company is a party to a consulting agreement with Mr. Lynn, which provides for Mr. Lynn to serve as a consultant through December 31, 1999. The consulting agreement provides for Mr. Lynn to perform consulting services reasonably requested by the Company. Mr. Lynn is to receive annual compensation of approximately $118,000 per year and certain benefits, generally those available to the Company's executive officers, but not including participation in the incentive stock option plan or executive bonus plan. Effective May 1, 1999, Mr. Lynn agreed to a 5% reduction to his annual compensation as part of the Company's efforts to implement various cost-cutting measures.

     The Company is a party to a noncontributory deferred compensation agreement with Mr. Lynn under which the Company is obligated to make payments to Mr. Lynn (or his beneficiaries) over the ten-year period subsequent to his retirement (on or after age 65), permanent disability, or death. The aggregate amount owed to Mr. Lynn under this agreement is payable either in equal monthly installments over the ten-year period or in an appropriately discounted single sum payment (at the election of Mr. Lynn). This amount is determined by multiplying $2,500 by the number of months of employment during the period April 1, 1988 to January 1, 1995 and adding an initial contribution of $10,000. During the fiscal year ended October 31, 1998, the Company accrued $14,679 in interest for Mr. Lynn under this contract.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     During 1998, the Management Compensation and Stock Option Committees were combined and their respective functions were merged. In particular, the combined, three-member committee, which is called the Compensation Committee, has authority to administer all employee benefit plans, which are to be administered by the Board of Directors or a committee thereof.

     Decisions on compensation of the Company's executives generally are made by the Compensation Committee of the Board. Each member of the Compensation Committee is a Non-Employee Director. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board. Set forth below is a report submitted by the Compensation Committee addressing the Company's compensation policies for fiscal 1998 as they affected the Company's executive officers, including the Chief Executive Officer and the named executive officers.

COMPENSATION   POLICIES  FOR  EXECUTIVE   OFFICERS.   The  Company's   executive
compensation policies are designed to provide competitive levels of compensation, assist the Company in attracting and retaining qualified executives, reward superior corporate performance, and recognize individual initiative and achievement. Measurement of corporate performance is primarily based upon Company goals and industry performance levels. The Company considers compensation paid to its executive officers to be deductible for purposes of
Section  162(m) of the Internal  Revenue  Code.  Target  levels of the executive officers'  overall  compensation  are  intended  to  be  consistent  with  other executives in the Company's industry, including members of its peer group, taking into account the size and financial results of these respective companies. In the past few years, this policy has resulted in certain executive officers' overall compensation falling between the lower end and the middle of executive compensation in the Company's industry and peer group (based upon compensation surveys available to the Compensation Committee). The Compensation Committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value.

RELATIONSHIP OF PERFORMANCE TO EXECUTIVE COMPENSATION. Compensation paid to the Company's executive officers in fiscal 1998, which related to the performance of the Company, consisted of the following components: base salary, cash bonuses, grants of stock options under stock option plans, and executive perquisites.

     Base Salary. The Compensation Committee reviews executive base salaries on a regular basis. In view of the Company's financial performance during fiscal 1998, base salaries for Messrs. Thompson and Delmar remained the same. Mr. Mears' base salary was increased to $165,000 because of his role in the development of the Company's new uniQue(TM) contact center products. In view of the financial performance of Old Dominion Systems of Maryland ("ODSM") during fiscal 1998, Ms. Grove's base salary was increased to $150,000, effective for fiscal 1999. Because of the current financial condition of the Company, Mr.
Delmar, Mr. Mears, and Ms. Grove have agreed to a 5% reduction to their respective fiscal 1999 base salaries, effective May 1, 1999. As consideration for this reduction, the Company granted to each Mr. Delmar, Mr. Mears, and Ms. Grove options to purchase 8,000 shares of the Company's Common Stock under the Employee Plan. The right to purchase 4,000 of such shares vested immediately and the right to purchase the remaining 4,000 shares, subject to each such option, will vest in May 2001.

     Cash Bonuses. The Compensation Committee also determines, generally on an annual basis, whether to award bonuses to executive officers based upon their individual performance or on the performance of the Company as a whole. In prior years, the Board, at the recommendation of the Compensation Committee, has adopted specific incentive compensation arrangements for executive officers which consist of cash bonuses payable if the Company achieved certain pre-tax (and pre-bonus) profit and sales goals. The Company utilizes an executive bonus plan under which a pool of funds, determined by formula, is set aside for selected executives. The amount of funds set aside for the bonus pool is based on the Company's sales and pre-tax income. A new Executive Bonus Plan with new performance goals was adopted for fiscal 1999. No bonuses were paid for fiscal 1998 under the Executive Bonus Plan in effect for fiscal 1998.

     Stock Options. The Company provides a long-term incentive through a stock option plan (the "Stock Option Plan") which was adopted in 1995. The Stock Option Plan is intended to foster management team cohesion and align management and shareholder interests. Key employees, including executive officers, are eligible for grants under the Stock Option Plan. The Stock Option Plan is administered by the Compensation Committee, which consists exclusively of Non-Employee Directors. Awards are intended to provide incentives for executive officers to enhance long-term corporate performance, as reflected in stock price, thereby increasing shareholder value, and to provide non-cash compensation to such officers as part of their overall compensation package. The Company believes that the Stock Option Plan encourages superior performance that can result in significantly enhanced shareholder value. The option price of shares granted under the Stock Option Plan may be less than the fair market value of the shares underlying the option on the date of grant, but such options generally have been granted at fair market value. Options granted under the Stock Option Plan generally terminate automatically upon termination of employment or service with the Company, except in cases of disability or death.

     Mr. Mears was granted an option in December 1998 to purchase 30,000 shares because of his role in the development of the Company's uniQue(TM) products. In view of ODSM's financial performance in fiscal 1998, Ms. Grove was granted options in December 1998 to purchase 10,000 shares. As consideration for the agreed upon 5% reduction to their respective fiscal 1999 base salaries, effective May 1, 1999, Mr. Delmar, Mr. Mears, and Ms. Grove, each were granted options in May 1999 to purchase 8,000 shares under the Employee Plan. The right to purchase 4,000 of such shares vested immediately and the right to purchase the remaining 4,000 shares, subject to each such option, will vest in May 2001.

     Executive Perquisites. In prior years, the Company has provided certain perquisites for its executive officers, which the Compensation Committee has determined, are customary for similar companies.

     Other Compensation. In addition to the compensation paid to executive officers as described above, executive officers and other key employees receive benefits under the Company's Medical Reimbursement Plan (along with supplemental health benefits of up to $7,500 per executive), and executive officers receive, along with and on the same terms as other employees, contributions by the Company pursuant to the Company's Pension Plan and matching contributions under the Company's Pre-Tax Savings Plan (401k).

     CEO Compensation. In setting the Chief Executive Officer's salary and incentive compensation for fiscal 1999, the Compensation Committee reviewed the Company's fiscal 1998 financial performance in revenues, expenses, and pre-tax net income. Based upon its review at the outset of fiscal 1999, the Committee determined to maintain Mr. Thompson's salary for fiscal 1999.* (Mr. Thompson received an increase in base salary the prior year based upon 1997 performance.) The Committee believes that Mr. Thompson has substantial motivation to increase the value of the Company's Common Stock due to the large number of stock options that he holds. The Committee believes a significant performance-based component of total compensation serves the interests of shareholders by directly linking management compensation with corporate performance.

                          Compensation Committee Report
             Submitted by the Members of the Compensation Committee:

             David M. Gische, Robert E. Gray, Jr., David B. Levi **
----------
* Mr. Thompson resigned as President and Chief Executive Officer of the Company in March 1999.
** Mr. Levi ceased to serve on the Compensation Committee effective November 1998, when he became a consultant to the Company, but he concurs with the report of the Compensation Committee set forth above. Mr. Levi was appointed interim President and Chief Executive Officer in March 1999.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None.


COMPARATIVE COMPANY PERFORMANCE

     The following line graph compares cumulative total shareholder return for the Company with a performance indicator of the NASDAQ Stock Market, and a peer group index over the last five fiscal years. The peer group consists of Active Voice Corporation, Boston Technology, Inc., Brite Voice Systems, Inc., Centigram Communications Inc., Cognitronics Corporation, Comverse Technology, Inc., Davox Corporation, Digital Sound Corporation, Intervoice Inc., TALX, Periphonics Corporation, and Syntellect, Inc.


                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                           Among Microlog Corporation,
                    NASDAQ Market Index, and Peer Group Index

                           [PERFORMANCE GRAPH OMITTED]


                                   1994      1995      1996      1997      1998

Microlog Corporation    100.00     17.59    125.93    162.96    214.81     31.48
Peer Group Index        100.00     94.08    122.09    142.09    153.61    146.41
Nasdaq Market Index     100.00    106.32    126.11    148.10    194.09    219.46

                      Assumes $100 Invested on Nov. 1, 1993
                          Assumes Dividends Reinvested
                       Fiscal Year Ending October 31, 1998

COMPENSATION OF DIRECTORS

     Compensation of Mr. Gische, Mr. Gray, and Mr. Levi through fiscal 1998, consisted of $2,500 per quarter with a maximum of $10,000 per year for each such director (no per meeting fees were paid). Effective January 1, 1999, the Board of Directors suspended the payment of all monetary compensation to Non-Employee Directors for their serving as directors due to the Company's financial condition. Employee directors are not paid for attending meetings of the Board of Directors.

     The Company has a Non-Employee Director stock option plan (the "Director Plan"), which was approved by the shareholders, pursuant to which 250,000 shares of Common Stock are presently reserved for issuance to Non-Employee Directors of the Company upon exercise of options granted under the Plan. The Board has adopted the Director Plan Amendment, which adds an additional annual stock option grant to each Non-Employee Director of 6,000 shares (or pro-rata portion thereof) so long as Non-Employee Directors are serving on the Company's Board of Directors without monetary compensation and certain other conditions are met. (See Proposal 3 hereof.) The Company believes that options issued under the Director Plan create an incentive for Non-Employee Directors to expend maximum effort for the growth and success of the Company. Options for 4,000 shares of Common Stock were granted during fiscal 1998 to each of Messrs. Gische, Gray, and Levi under the Director Plan. The option price of all options granted under the Director Plan equal the fair market value of the shares underlying the option on the date of grant. Options granted under the Director Plan expire if not exercised within ten years from the date of the grant of the option.

     From November 1998 through March 1999 Mr. Levi was a non-employee member of the new Microlog Office of the President. The Company compensated Mr. Levi in the amount of $1,000 per week for assisting the Office of the President, commencing on November 5, 1998. This arrangement continued until Mr. Levi's appointment as the interim President and Chief Executive Officer, in March 1999, at which time the Company began paying Mr. Levi $2,000 per week. The Company also granted to Mr. Levi in April 1999 an option to purchase 45,000 shares of the Company's common stock, in connection with his service as a member of the Office of the President. Once the Company hires a new President and Chief Executive Officer, Mr. Levi would again become eligible to receive stock options as a Non-Employee Director (subject to shareholder approval of the Director Plan Amendment.)


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Each director and officer of the Company, and each person who beneficially owns more than 10% of the Company's Common Stock, is required by Section 16(a) of the Securities Exchange Act of 1934 to file reports with the Securities and Exchange Commission ("SEC") of beneficial ownership of the Company's equity securities and certain changes to such ownership. Based on its review of the reports and written representations furnished by the persons required to file reports under Section 16(a), the Company believes that Richard A. Thompson and Steven R. Delmar each filed one late report with the SEC of one transaction involving changes in beneficial ownership. These inadvertent late filings were due to the fact that the purchases were made through and by operation of the Company's 401(k) plan, which did not generate sufficient data to complete the reports until after the deadline.

           PROPOSED AMENDMENT TO THE COMPANY'S 1995 STOCK OPTION PLAN
                                (PROPOSAL NO. 2)

     The Board of Directors has adopted, subject to shareholder approval, an amendment (the "Employee Plan Amendment") to the Company's 1995 Stock Option Plan (the "Employee Plan ") in order to ensure that the Employee Plan remains a viable means for attracting and retaining qualified individuals to serve as full-time employees of the Company or any of its subsidiaries, including employees who are officers of the Company and its subsidiaries. The Employee Plan Amendment would increase from 1,000,000 to 1,600,000 the number of shares of Common Stock reserved for issuance upon the exercise of options granted under the Employee Plan. The amount of the increase is intended to make available enough options for a new chief executive officer and certain other employees that the new chief executive officer may seek to employ with the Company, as well as for grants to existing employees to encourage them to remain with the Company during a difficult transition period.

     The purposes of the proposed Employee Plan Amendment are as follows. The proposed increase in the number of shares reserved for issuance under the Employee Plan is to ensure that there remains a sufficient number of shares issuable under the Employee Plan to provide, as the Compensation Committee of the Board of Directors may determine from time to time in accordance with the Employee Plan, (i) for continuing grants to eligible executive officers and employees and (ii) initial grants to new executive officers and employees, including to a new chief executive officer and other employees that the new chief executive officer may seek to bring into the Company. The proposed increase in the number of shares authorized to be awarded pursuant to the Employee Plan is to ensure that the Company can continue to attract and retain qualified individuals to serve as executive officers and other full-time employees of the Company and that existing executive officers and full-time employees continue to expend maximum effort on the growth and success of the Company.

     The Board believes the proposed Employee Plan Amendment will enable the Employee Plan to serve as a means of attracting and retaining qualified individuals to serve as executive officers and other valuable employees of the Company. The Company believes that, in the absence of the proposed Employee Plan Amendment, the number of shares authorized to be issued upon exercise of options granted under the Employee Plan would become insufficient to permit new option grants within the 1999 fiscal year.

     THE PRINCIPAL PROVISIONS OF THE EMPLOYEE PLAN ARE SUMMARIZED BELOW. SUCH SUMMARY DOES NOT, HOWEVER, PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE TERMS OF THE EMPLOYEE PLAN.


DESCRIPTION OF THE EMPLOYEE PLAN

     The Employee Plan was adopted by the Board of Directors in September 1995 and amended on December 20, 1995. Under the terms of the Employee Plan, 1,000,000 shares of Common Stock of the Company are reserved for issuance to employees of the Company and its subsidiaries upon exercise of options granted under the Employee Plan. Based upon the closing price of the Company's Common
Stock on April 29, 1999, the aggregate market value of the total number of shares of Common Stock underlying the stock options available for grant pursuant to the Employee Plan, including the shares reserved for issuance that are subject to shareholder approval, is $1.3 million. The Compensation Committee, presently consisting of two directors of the Company, Messrs. Gische and Gray, neither of whom is an officer or salaried employee of the Company (Mr. Levi ceased to serve on the Compensation Committee effective November 1998, when he became a consultant to the Company), has authority to administer the Employee Plan and grant options thereunder.

     Incentive stock options may be granted under the Employee Plan from time to time to any full-time employee of the Company or any of its subsidiaries, including employees who are officers of the Company and its subsidiaries (approximately 236 in number as of April 29, 1999). The maximum number of shares of Common Stock subject to options that may be granted under the Employee Plan to any executive officer or other employee is 500,000 shares. Non-Employee Directors are not eligible to receive options under the Employee Plan. No option may be granted under the Employee Plan after the tenth anniversary of the effective date of the Employee Plan, September 28, 2005.

     Under the Employee Plan, the option price of incentive stock options may not be less than the fair market value of the shares underlying the option on the date the option is granted (or less than 110% of the fair market value in the case of a person who owns more than 10% of the Company's Common Stock). The option price of non-qualified options may not be less than the par value of the shares underlying the option. The aggregate fair market value of Common Stock (determined at the time the option is granted) with respect to which incentive stock options granted under the Employee Plan (and all other benefit plans of the Company) are exercisable for the first time by any employee during any calendar year, may not exceed $100,000. Payment for shares purchased under the Employee Plan may be made either in cash or cash equivalents, in shares of Common Stock with a fair market value equal to the option price, or a combination of cash and shares of Common Stock. The Employee Plan also allows for "cashless exercise," in which a licensed broker tenders to the Company cash equal to the exercise price (plus taxes required to be withheld) at the time the Company issues the stock certificates.

     Options granted under the Employee Plan generally are not transferable during the lifetime of the employee and Common Stock acquired prior to six months after the grant of any option may not be transferred prior to six months after grant.

     Options granted under the Employee Plan are expected to expire if not exercised within ten years from the date of grant and will terminate automatically upon an optionee's termination of employment or service with the Company (or three months thereafter, in the case of normal retirement in accordance with Company policy) unless otherwise provided in the option agreement pertaining to such option. If any optionee dies while in the employ or service of the Company or a subsidiary, his or her options, whether or not then exercisable, may be exercised by his or her estate or by a person who acquires the right to exercise such option by bequest or inheritance, within one year after the date of such death (but not later than the date the option would otherwise expire), unless otherwise provided in the option agreement. If an optionee's service or employment with the Company or a subsidiary is terminated by reason of permanent and total disability, his or her options, whether or not then exercisable, may be exercised within one year after such termination of service or employment (but not later than the date on which the option would otherwise expire), unless otherwise provided in the option agreement. In the event of a change in control of the Company (as defined in the Employee Plan), all outstanding options generally would immediately become exercisable.

     If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in Common Stock, or other increase or decrease in the outstanding shares of Common Stock effected without receipt of consideration by the Company, occurring after the effective date of the Employee Plan, the number and kinds of shares for the purchase of which options may be granted under the Employee Plan will be adjusted proportionately and accordingly by the Company. In addition, the number and kind of shares for which options are outstanding will be adjusted proportionately and accordingly so that the proportionate interest of the holder of the option immediately following such event will, to the extent practicable, be the same as immediately prior to such event. Any such adjustment in outstanding options will not change the aggregate option price payable with respect to shares subject to the unexercised portion of the option outstanding but will include a corresponding proportionate adjustment in the option price per share.

     Upon dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation or other business combination of the Company with one or more other entities in which the Company is not the surviving entity, or upon the sale of all or substantially all of the assets of the Company to another entity, or upon any transaction (including, without limitation, a merger or reorganization in which the Company is the surviving corporation) approved by the Board which results in any person or entity (or persons or entities acting as a group or otherwise in concert) owning 80 percent or more of the combined voting power of all classes of stock of the Company, the Employee Plan and all options outstanding thereunder will terminate, except to the extent a provision is made in connection with such transaction for the continuation of the Employee Plan and/or the assumption of the options or for the substitution for such options of new options covering the stock of a successor employer corporation, or parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and the per option exercise prices, in which event the Employee Plan and options theretofore granted will continue in the manner and under the terms so provided. In the event of such termination, all outstanding options will be exercisable in full during such period immediately prior to the occurrence of such termination as the Board of Directors in its sole discretion may determine and designate, whether or not such options are exercisable during such period.

     Subject to the foregoing, if the Company is the surviving corporation in any reorganization, merger, or consolidation of the Company with one or more corporations, any option granted pursuant to the Employee Plan will pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to such option would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the per share option exercise price so that the aggregate option exercise price thereafter will be the same as the aggregate option exercise price of the shares remaining subject to the option immediately prior to such reorganization, merger, or consolidation.

     The Board of Directors of the Company may, at any time and from time to time, amend, suspend or terminate the Employee Plan as to shares of Common Stock as to which options have not been granted. However, the Board of Directors may not amend the Employee Plan, except subject to the approval of the Company's shareholders, if such amendment would: (1) materially increase the benefits accruing to eligible individuals under the

Employee Plan; (2) change the requirements as to eligibility to receive options under the Employee Plan; or (3) increase the maximum number of shares that may be sold pursuant to options granted under the Employee Plan, other than adjustments upon changes in capitalization.

     Unless previously terminated, the Employee Plan will terminate automatically on September 28, 2005, the tenth anniversary of the effective date of the Employee Plan. No termination, suspension or amendment of the Employee Plan may adversely affect the rights of the holder of an option without such holder's consent.


     FEDERAL INCOME TAX CONSEQUENCES

     The grant of an incentive stock option will not be a taxable event for the optionee or the Company. Generally, the grant of a non-qualified option should not be a taxable event for the optionee or the Company provided that, if the per-share exercise price of the option is less than the market value of a share of the Company Common Stock on the date of grant, there is a substantial risk, on the basis of all the facts and circumstances, that the value of the Company stock could be less than the option price during the term of the option.

     With respect to "incentive stock options," an optionee will not recognize taxable income upon the exercise of the option, and any gain realized upon a disposition of shares acquired pursuant to exercise of an incentive option will be taxed as capital gain, if the optionee holds the shares for at least two years after the date the incentive option was granted and for at least one year after the date the option was exercised. However, the excess of the fair market value of the Common Stock subject to an incentive option on the date of exercise (or, in some cases, on the date of expiration of restrictions as to the disposition of the shares, unless the optionee files a special tax election within 30 days after exercise) over the option exercise price will be includable in alternative minimum taxable income in the year of exercise (or the year in which such restrictions expire) for purposes of the alternative minimum tax. This excess increases the optionee's basis in the stock for purposes of the alternative minimum tax but not for purposes of the regular income tax. An optionee may be entitled to a credit against regular tax liability in future years for minimum taxes paid with respect to the exercise of incentive options. The Company and its subsidiaries will not be entitled to any business expense deduction with respect to the grant or exercise of an incentive option, except as discussed below.

     For the exercise of an incentive option to qualify for favorable tax treatment, the optionee generally must be an employee of the Company or a subsidiary from the date the option is granted through a date within three months before the date of exercise. In the case of an optionee who is disabled, within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, (the "Code")(or the corresponding provision of any subsequently enacted tax statute), the three-month period for exercise following termination of employment is extended to one year. In the case of an employee who dies, the time for exercising incentive options after termination of employment and the holding period for stock received pursuant to the exercise of the option are waived. The Employee Plan generally requires, however, that incentive options be exercised within one year following the date of death of an employee, but not later than the time the option would expire by its terms.

     If all of the requirements for incentive option treatment are met except for the special holding period rules set forth above, the optionee will recognize ordinary income upon the disposition of the stock, generally in an amount equal to the excess of the fair market value of the stock at the time the incentive option was exercised over the option exercise price. The balance of the realized gain, if any, will be capital gain, and the rate of tax will depend upon how long the optionee held the stock. If the optionee sells the stock before satisfaction of the special holding period rules, but at a price below the fair market value of the stock at the time the incentive option was exercised, the amount of ordinary income will be limited to the excess of the amount realized on the sale over the option exercise price. If the optionee sells the stock before satisfaction of the holding period rules, the Company will be allowed a business expense deduction to the extent it complies with applicable reporting requirements and the optionee recognizes ordinary income.

     The Employee Plan provides that optionees may exercise an incentive option by tendering shares of Common Stock with a fair market value equal to part or all of the option exercise price. An exchange of common shares for common shares of the same corporation is ordinarily a nontaxable exchange, and the tax basis of the shares exchanged is treated as the substituted basis for the shares received. These rules would apply to use of shares of Common Stock to exercise an incentive option unless the optionee acquired the shares used to effect the exchange pursuant to exercise of an incentive option or another statutory option and did not satisfy the special holding period rules discussed above, in which case the tender of such shares would be a taxable transaction and the rules summarized above would apply.

     Upon exercise of a non-qualified option, however, the optionee will recognize ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise (or, if the optionee is subject to certain restrictions, upon the lapse of those restrictions, unless the optionee makes a special tax election within 30 days after exercise). If the Company complies with the applicable reporting requirements, it will be entitled to a business expense deduction in the same amount and at the same time as the optionee recognizes ordinary income. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the optionee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

     If an optionee surrenders shares of Common Stock in payment of part or all of the exercise price of a non-qualified option, no gain or loss will be recognized with respect to the shares surrendered, and the optionee will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The basis of the shares surrendered will be treated as the substituted tax basis for an equivalent number of option shares received. However, the fair market value of any shares received in excess of the number of shares surrendered (i.e., the difference between the aggregate option exercise price and the aggregate fair market value of the shares received pursuant to exercise of the option) will be taxed as ordinary income. The optionee's basis of such additional shares is equal to the amount included in the optionee's income.


RECOMMENDATION OF THE BOARD OF DIRECTORS

APPROVAL OF THE EMPLOYEE PLAN AMENDMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE VOTES PRESENT AND ENTITLED TO VOTE THEREON AT THE ANNUAL MEETING, AT WHICH A QUORUM REPRESENTING A MAJORITY OF ALL OUTSTANDING VOTING STOCK IS, EITHER IN PERSON OR BY PROXY, PRESENT AND VOTING ON THE AMENDMENT. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE EMPLOYEE PLAN AMENDMENT.

       PROPOSED DIRECTOR PLAN AMENDMENT TO THE COMPANY'S 1989 NON-EMPLOYEE
                    DIRECTOR NON-QUALIFIED STOCK OPTION PLAN
                           (AS AMENDED AND RESTATED)
                                (PROPOSAL NO. 3)

     The Board of Directors has amended (the "Director Plan Amendment"), subject to shareholder approval, the Non-Employee Director Non-Qualified Stock Option Plan to provide a mechanism for compensating Non-Employee Directors who have agreed not to accept monetary compensation due to the Company's financial condition. As more fully described below, the Director Plan Amendment would provide for annual grants of options to purchase up to 6,000 additional shares of Common Stock to each Non-Employee Director so long as Non-Employee Directors are serving on the Company's Board of Directors without monetary compensation.

     Each Non-Employee Director is entitled to receive an annual grant of an option to purchase 4,000 shares of Common Stock and monetary compensation of $10,000 per year for serving as a director. Effective January 1, 1999, the Board of Directors unanimously agreed to suspend monetary compensation to the Board during the 1999 calendar year because of the Company's current financial condition, determining to compensate directors in some other manner. The Board has now adopted (subject to approval by the Company's shareholders) the Director Plan Amendment, which provides that so long as the Board of Directors' suspension of monetary compensation to the Non-Employee Directors continues, each Non-Employee Director will be granted an additional annual option to purchase up to 6,000 shares of Common Stock, provided, however, that such Non-Employee Director will not receive such options for periods (as specified in the Director Plan Amendment, below) during which such Non-Employee Director served as an employee of, or otherwise received compensation for consulting services rendered to, the Company. To enable Non-Employee Directors who agree to serve the Company as employees on an interim basis to regain their eligibility as Non-Employee Directors after they have served on such interim basis, the Board has (subject to shareholder approval of this Amendment) modified the definition of "Non-Employee Director" under the Director Plan as part of this Director Plan Amendment. The proposed Director Plan Amendment would replace the existing first sentence of Section 1 (Purpose) with the following sentence:

     "The Plan is intended to advance the interests of the Company by providing each member serving on the Board of Directors of the Company who is not, and has not within the past three years been, an officer or other salaried employee of the Company or any subsidiary, other than such an officer or other salaried employee who serves on an interim basis only (a "Non-Employee Director"), with an opportunity to acquire or increase a proprietary interest in the Company, which thereby will create a stronger incentive to expend maximum effort for the growth and success of the Company and its subsidiaries, and will encourage such Non-Employee Directors to remain in the service of the Company or that of one or more of its subsidiaries."

     The proposed Director Plan Amendment would also add six additional sentences to the end of subsection (b) (Annual Grants) of Section 3 (Grant of Options) of the Director Plan, which would read as follows:

     "In addition, each Non-Employee Director serving on the Board of Directors on June 23, 1999, shall be granted an Option to purchase 6,000 shares of Stock at the price and upon the other terms and conditions of this Plan. The right to purchase the first 1,500 of such shares shall vest immediately with respect to each Non-Employee Director who had served as a Non-Employee Director during the three months ended March 31, 1999 and who otherwise did not serve as an employee of, or receive compensation for services rendered as a consultant to, the Corporation during that period. The right to purchase the remaining 4,500 shares subject to such Option shall vest, if at all, as follows: the right to purchase 1,500 shares shall vest at the expiration of each three-month period (the first such period being the three-month period ending June 30, 1999) during the 1999 calendar year with respect to which the payment of monetary compensation to Non-Employee Directors remains suspended by the Board and during which period such Non-Employee Director remains a Non-Employee Director and does not serve as an employee of, or receive compensation for services rendered as a consultant to, the Corporation.

     Beginning on January 1, 2000, each Non-Employee Director serving on the Board of Directors on January 1 of each calendar year shall be granted an Option (on January 1 of each such year) to purchase shares of Stock at the price and upon the other terms and conditions of this Plan, provided that the Board of Directors has suspended (or continued the suspension of), by action taken at its December meeting immediately preceding such January 1, the payment of monetary compensation to Non-Employee Directors during a portion or all of that calendar year. The total number of shares of Stock subject to each such Option shall equal 1,500 shares for each three-month period (the first such period ending on March 31 of each such calendar year) that the Board of Directors has suspended the payment of monetary compensation to the Non-Employee Directors during that calendar year, up to a maximum of 6,000 shares for the calendar year. The right to purchase the shares subject to such Option shall vest, if at all, as follows:
1,500 of the shares subject to such Option shall vest at the expiration of each three-month period (beginning on the first three-month period of each such calendar year for which the Board of Directors has suspended the payment of
monetary  compensation  to  Non-Employee   Directors)  during  the  then-present
calendar year with respect to which the payment of monetary compensation to Non-Employee Directors remains suspended by the Board and during which period such Non-Employee Director remains a Non-Employee Director and does not serve as an employee of, or receive compensation for services rendered as a consultant to, the Corporation."

     If the Director Plan Amendment is approved, each Non-Employee Director serving on the Board on June 23, 1999, would receive an option to purchase 6,000 shares of Common Stock on that date. Of such shares, 1,500 would vest immediately with respect to each Non-Employee Director who was a Non-Employee Director during the three-months ended March 31, 1999 and who did not serve as an employee of, or receive compensation for services rendered as a consultant to, the Company during that period, and an additional 1,500 shares would vest for each three-month period during which the payment of monetary compensation to Non-Employee Directors remains suspended by the Board and such Non-Employee Director remains a Non-Employee Director and does not serve as an employee of, or receive compensation for services rendered as a consultant to the Company. Since Mr. Levi served as the Company's interim President and Chief Executive Officer and as a paid consultant to the Company in 1999, he is ineligible to receive the June 23, 1999 option. If the Director Plan Amendment is approved, he would again become eligible to receive options under the Director Plan (subject to the conditions thereof) after he completes his service as interim President and Chief Executive Officer of the Company. Should Mr. Lynn be elected to the Board (See Proposal 1 hereof) he will not be considered a "Non-Employee Director" because he has been an employee of the Company within the past three years. Accordingly, he would not be eligible to receive options under the Director Plan at this time.

     Without the adoption of the Director Plan Amendment, the Company may have to resume paying Non-Employee Directors monetary compensation to be able to retain qualified individuals. During this difficult financial time, the Director Plan Amendment would allow the Company to offer a cost-effective alternative to monetary compensation to the Non-Employee Directors which also would have the benefit of providing an added incentive to Non-Employee Directors to serve the Company faithfully and diligently. The Board of Directors believes that the proposed Director Plan Amendment would serve the interests of the Company and its stockholders by permitting the Company to obtain services from its Non-Employee Directors in return for option grants rather than for the Company's monetary resources, which then could be applied to other productive uses.

THE PRINCIPAL PROVISIONS OF THE DIRECTOR PLAN ARE SUMMARIZED BELOW. SUCH SUMMARY DOES NOT, HOWEVER, PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE TERMS OF THE DIRECTOR PLAN.

DESCRIPTION OF THE DIRECTOR PLAN

     Under the terms of the Director Plan prior to adoption of the amendment, up to 125,000 shares of Common Stock were reserved for issuance under the Director Plan. The stock options granted under the Director Plan are non-qualified options. Based upon the closing price of the Company's Common Stock on April 29, 1999, the aggregate market value of the total number of shares of Common Stock underlying the stock options available for grant, including the shares that were added to the plan, subject to shareholder approval, is $241,000.

     Under the terms of the Director Plan, each Non-Employee Director serving on the Board of Directors on the effective date of the Director Plan (June 10, 1989) was granted an option to purchase 5,000 shares of Common Stock. Each Non-Employee Director subsequently elected to the Board of Directors became or will become entitled to receive an option to purchase 5,000 shares of Common Stock (until December 1997) or 10,000 shares (thereafter). In addition, each continuing Non-Employee Director received an automatic grant of a non-qualified stock option to purchase 1,000 shares of Common Stock in March of each year from 1990 through 1995, 3,000 shares of Common Stock in each of December 1996 and 1997, and 4,000 shares in December 1998. A special one-time grant of options to purchase 10,000 shares was granted to each continuing Non-Employee Director in December 1992. Each Non-Employee Director is also entitled to receive an automatic grant of a non-qualified stock option to purchase 4,000 shares of Common Stock in December of each year until the Director Plan expires. There are currently three Non-Employee Directors entitled to receive annual grants pursuant to the Director Plan, Messrs. Gische, Gray and Levi.

     The option exercise price under the Director Plan is equal to 100% of the fair market value of Common Stock on the date the option is granted. Options granted under the Director Plan expire if not exercised within 10 years from the date of grant.

     Payment for shares purchased under the Director Plan, as amended, may be made either in cash or cash equivalents, in shares of Common Stock with a fair market value equal to the option price, or a combination of cash and shares of Common Stock. The Director Plan, as amended, also allows for "cashless exercise," in which a licensed broker tenders to the Company cash equal to the exercise price (plus taxes required to be withheld) at the time the Company issues the stock certificates.

     Options  granted  under the Director  Plan continue to be in effect for the
remainder  of  their  respective  terms   notwithstanding   termination  of  any
optionee's service with the Company or a subsidiary.

     The Director Plan contains provisions with respect to the adjustment or termination of options in connection with a change in capitalization or other corporate transactions that are substantially identical to the Employee Plan provisions described above (see "Proposal 2--Description of the Employee Plan").

     The Board of Directors may, at any time and from time to time, amend, suspend or terminate the Director Plan as to any shares of Common Stock as to which options have not been granted. However, the Company's shareholders must approve any amendment that would (1) materially change the requirements as to eligibility to receive options under the Director Plan; (2) increase the maximum number of shares that may be sold pursuant to options granted under the Director Plan, other than adjustments upon changes in capitalization; (3) change the minimum option price, other than adjustments upon changes in capitalization; (4) increase the maximum period during which options may be exercised; (5) extend the term of the Director Plan; or (6) materially increase the benefits accruing to eligible individuals under the Director Plan.

     The Director Plan, which also allows for "cashless exercise," in which a licensed broker tenders to the Company cash equal to the exercise price (plus taxes required to be withheld) at the time the Company issues the stock certificates, will terminate automatically on April 30, 2001, unless previously terminated. No termination, suspension or amendment of the Director Plan may, without the consent of the optionee to whom an option has been granted, adversely affect the rights of the holder of the option.


     FEDERAL INCOME TAX CONSEQUENCES

     No gain or loss is recognized by the optionee at the time such an option is granted. Upon exercise of an option, the federal income tax consequences will be substantially the same as described above with respect to non-qualified options granted under the Employee Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS

APPROVAL OF THE DIRECTOR PLAN AMENDMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK OF THE COMPANY ENTITLED TO VOTE THEREON AND WHO VOTE IN PERSON OR BY PROXY AT THE ANNUAL MEETING. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE DIRECTOR PLAN AMENDMENT.


                     SHAREHOLDER PROPOSALS AND OTHER MATTERS

     Proposals of shareholders intended to be presented at the Company's 2000 Annual Meeting of Shareholders must be received at the Company's principal executive offices not later than October 23, 1999 in order for such proposals to be included in the Company's proxy statement and proxy relating to the 2000 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require the Company to include in the proxy statement and proxy relating to the 2000 Annual Meeting of Shareholders any shareholder proposal that does not meet all of the requirements for such inclusion in effect at that time.

     The Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Annual Meeting other than those specifically referred to herein. If, however, any other matters should properly come before the Annual Meeting, it is the intention of the person named in the enclosed proxy to vote the shares represented thereby in accordance with the determination of a majority of the Board of Directors.

     Although the Company customarily requests its shareholders to ratify the Board of Directors' appointment of the Company's independent accountants for the fiscal year ending following the Annual Meeting, the Company has not included such a proposal in these proxy materials this year. The Company is in the process of conducting a review to determine whether its current accounting firm is the most suitable independent accounting firm given the Company's evolving operations and current financial condition. Once this search is concluded, the Company will make a decision as to its independent accountants and whether to request its shareholders to ratify its selection at next year's Annual Meeting.

     The Board of Directors of the Company urges each shareholder, whether or not he or she intends to be present at the Annual Meeting, to complete, sign, and return the enclosed proxy as promptly as possible.

                                           By Order of the Board of  Directors

                                           /s/ David B. Levi
                                           David B. Levi
                                           President and Chief Executive Officer

REVOCABLE PROXY


                              MICROLOG CORPORATION

       THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned shareholder hereby appoints David B. Levi or Steven R. Delmar, or either of them, attorneys and proxies of the undersigned, with full power of substitution and with authority in each of them to act in the absence of the other, to vote and act for the undersigned at the Annual Meeting of Shareholders of the Company to be held at the Gaithersburg Hilton, 620 Perry Parkway, Gaithersburg, Maryland, 20877, on June 21, 1999, at 10:00 a.m., local time, and at any adjournments or postponements thereof, in respect of all shares of the Common Stock of the Company which the undersigned may be entitled to vote, on the following matters:

1.   Election of one director for a three year term ending in 2001:

     Joe J. Lynn: [ ] FOR the nominee listed above. [ ] WITHHOLD AUTHORITY to vote for the nominee listed above.

2.   Proposed Employee Plan Amendment: [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

3.   Proposed Director Plan Amendment: [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

4. In their discretion, on any other matters that may properly come before the meeting, or any adjournments or postponements thereof, in accordance with the recommendations of a majority of the Board of Directors.


             (Continued and to be dated and signed on reverse side.)

                           (continued from other side)

     This proxy, when properly executed, will be voted as directed herein by the undersigned shareholder. However, if no direction is given, this proxy will be voted FOR the nominee in proposal 1, FOR the proposed Employee Plan Amendment in proposal 2 and FOR the proposed Director Plan Amendment in proposal 3.

     The undersigned hereby acknowledges prior receipt of a copy of the Notice of Annual Meeting of Shareholders and Proxy Statement dated May 12, 1999, and the 1998 Annual Report to Shareholders, and hereby revokes any proxy or proxies heretofore given. This Proxy may be revoked at any time before it is voted by delivering to the Secretary of the Company either a written revocation of proxy, or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

     If you receive more than one proxy form, please sign and return all cards in the accompanying envelope.

[ ]  I PLAN TO ATTEND THE JUNE 21,  1999
     ANNUAL SHAREHOLDERS MEETING          Date: _________________________, 1999.


                                       -----------------------------------------

                                       -----------------------------------------
                                       Signature of Shareholder(s) or Authorized
                                                   Representative(s)

                                        Please  date  and sign  exactly  as name
                                        appears    hereon.     Each    executor,
                                        administrator,     trustee,    guardian,
                                        attorney-in-fact, and other fiduciary should sign and indicate his or her full title. In the case of stock ownership in the name of two or more persons, both persons should sign.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE MEETING. IT IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.